Exhibit 99.1

FOR IMMEDIATE RELEASE

[LOGO OMITTED]             Marvel will host a webcast today for all investors at
                           9:00 a.m. EDT available at: www.companybaordroom.com


               LICENSING PROPELS MARVEL TO STRONG Q2 PERFORMANCE;
                          RAISES FULL YEAR EPS GUIDANCE

New York, New York - August 12, 2003 -- Marvel Enterprises, Inc. (NYSE: MVL), a global provider of entertainment content, today reported financial results for its second quarter ended June 30, 2003, raised its financial guidance for the year ending December 31, 2003 and initiated financial guidance for fiscal 2004.


                            SUMMARY FINANCIAL RESULTS

                                                            Three Months Ended        Six Months Ended
(In thousands, except per share data)                      6/30/03       6/30/02   6/30/03        6/30/02
                                                           ---------------------   ----------------------
     Net sales                                            $  89,966   $  70,939   $ 177,342   $ 128,161
     Operating income                                        42,844      20,482      97,559      29,758
     Net income (loss) attributable to common stock (1)      32,753       4,376      73,812   ($  3,556)
     Net income (loss) attributable to common
       stock per diluted share                            $    0.42   $    0.10   $    0.99   ($   0.09)
     Weighted average shares                                 77,135      41,545      75,710      40,373
     EBITDA (2)                                              43,758      21,673      99,316      31,980


(1) Results for the six month period ended June 30, 2002 include the impact of the non-cash SFAS 142 impairment charge of $4.6 million.

(2) Marvel is transitioning its historical reporting metric to operating income from EBITDA for Q3 2003 and beyond, as operating income is a GAAP measure that does not require reconciliation. A reconciliation of EBITDA to operating income, the most comparable GAAP financial measure, can be found in this release on page 8.

Marvel President and CEO, Allen Lipson, commented, "The first half of 2003 was a period of strong financial performance, marked by the successful release of three feature films and an expanding licensing business. In the second quarter, results benefited from continued momentum of licensed products based on our library of characters, particularly products based on The Incredible Hulk and Spider-Man characters.

"With a proven business model and growing cash flows, we are now in the process of reviewing strategic initiatives aimed at increasing the Company's long-term return on investment (ROI) at acceptable risk levels."


                                  Marvel Enterprises, Inc.
                        Divisional Net Sales/EBITDA/Operating income
                                   (dollars in thousands)

                                       Three Months Ended         Six Months Ended
                                            June 30,                   June 30,
                                        2003         2002       2003          2002
                                       -------------------      --------------------
Licensing:       Net Sales          $  56,750    $  17,156    $ 106,651    $  26,328
                 EBITDA (1)            41,188       16,587       89,944       20,839
                 Operating Income      41,156       16,556       89,880       20,776
Publishing:      Net Sales             19,535       17,942       34,747       32,501
                 EBITDA (1)             6,173        6,217       11,220        9,992
                 Operating Income       6,169        6,213       11,211        9,984
Toys:            Net Sales             13,681       35,841       35,944       69,332
                 EBITDA (1)             3,192        2,293        9,935        7,050
                 Operating Income       2,314        1,137        8,251        4,899
Corporate Overhead:                    (6,795)      (3,424)     (11,783)      (5,901)
   TOTAL NET SALES                  $  89,966    $  70,939    $ 177,342    $ 128,161
   TOTAL EBITDA (1)                    43,758       21,673       99,316       31,980
   TOTAL OPERATING INCOME              42,844       20,482       97,559       29,758



(1) Marvel is transitioning its historical reporting metric to operating income from EBITDA for Q3 2003 and beyond, as operating income is a GAAP measure that does not require reconciliation. A reconciliation of EBITDA to operating income, the most comparable GAAP financial measure, can be found in this release on page 8.

Divisional  Review:

o Marvel's Licensing Division benefited from continued strength in consumer product licensing, with growth in both new licenses and royalty collections above minimum guarantees associated with existing licenses. The division benefited from growth across most license categories with consumer products based on The Hulk movie being particularly strong. The Hulk and all other Marvel character action figure and accessory toy lines (except for Spider-Man: The Movie toys) are produced and sold by Marvel's licensee, Toy Biz Worldwide, with Marvel recording related royalty income within its licensing segment. The creative and marketing talents of Marvel's in-house toy division are responsible for the design, marketing and sales of all Marvel-character toys manufactured and sold by Toy Biz Worldwide. Marvel continued to receive royalties from the Spider-Man property including classic toy sales, a $2.2 million payment from the joint venture with Sony for movie-related merchandise and a $5 million non-refundable advance for the Spider-Man II movie.

o Marvel's Publishing Division net sales increased due to improvements in custom publishing and advertising income. Extending beyond traditional comics, the company completed four custom publishing projects, which include tailored comics or posters targeted at consumers in special promotions, for customers such as Kraft (Canadian division) and the New York Post. Advertising income continued to increase as a greater number of licensees took advantage of the targeted demographics in Marvel's readership.

o As highlighted in previous announcements, Marvel's Toy Division sales decreased in Q2 2003 as sales of action figures and accessories based on Spider-Man: The Movie declined to $4.1 million from $29.6 million in Q2 2002. EBITDA margins were roughly 23% in Q2 2003 versus 6% in Q2 2002 and 30% in Q1 2003. The improvement in EBITDA margins versus the year-ago period was fueled by a more favorable sales mix and lower royalty payments.

o Corporate Overhead rose substantially, year over year, due to higher staffing levels, bonus accruals and costs associated with several legal disputes.

Growing Cash Position/Declining Net Debt:

Marvel had $144.3 million in cash and certificates of deposit and $151.0 million owed to holders of 12% Senior Notes as of June 30, 2003, or net debt of $6.7 million, compared to cash of $84.7 million and $151.0 million owed to holders of 12% Senior Notes as of March 31, 2003, or net debt of $66.3 million. Marvel's cash and certificates of deposit balance as of July 31, 2003 had grown to approximately $163 million.


Marvel Character Feature Film Line-Up For 2004
(Release dates and development timing are controlled by Studio partners)
---------------------------------------------------------------------------------------------------
Film/Character                    Studio/Distributor               Targeted Release Date
--------------------------------- -------------------------------- --------------------------------
The Punisher                      Artisan Entertainment            Spring/Summer 2004
--------------------------------- -------------------------------- --------------------------------
Spider-Man 2                      Sony/Columbia                    July 2, 2004
--------------------------------- -------------------------------- --------------------------------
Blade 3                           New Line Cinema                  August 2004
--------------------------------- -------------------------------- --------------------------------
Fantastic Four                    Fox                              December 2004
--------------------------------- -------------------------------- --------------------------------

Marvel Character Entertainment Projects in Development
(Development timing is controlled by Studio partners)
---------------------------------------------------------------------------------------------------
Film/Character                    Studio/Distributor               Format
--------------------------------- -------------------------------- --------------------------------
X-Men 3                           Fox                              Film
--------------------------------- -------------------------------- --------------------------------
The Hulk 2                        Universal Pictures               Film
--------------------------------- -------------------------------- --------------------------------
Namor                             Universal Pictures               Film
--------------------------------- -------------------------------- --------------------------------
Elektra                           New Regency / Fox                Film
--------------------------------- -------------------------------- --------------------------------
Iron Man                          New Line Cinema                  Film
--------------------------------- -------------------------------- --------------------------------
Ghost Rider                       Sony                             Film
--------------------------------- -------------------------------- --------------------------------
DeathLok                          Paramount Pictures               Film
--------------------------------- -------------------------------- --------------------------------
Blade Animation                   MTV                              TV
--------------------------------- -------------------------------- --------------------------------

Financial Guidance:

Reflecting Marvel's first half performance, the Company raised its net sales and EPS guidance for the full year 2003 as noted below, and initiated operating income guidance for Q3 and the full year. Marvel is transitioning its guidance to operating income from EBITDA for Q3 2003 and beyond, as operating income is a GAAP measure that does not require reconciliation. For comparison purposes, annual Depreciation & Amortization expenses approximate $3.5 million.

                                                    Marvel Enterprises, Inc.
                                                        Financial Guidance

                                                      Actual Q3     Updated 2003       Previous        Actual
(in millions - except per share          Q3 2003         2002         Guidance           2003          FY '02          2004
amounts)                                Guidance       Results                         Guidance       Results        Guidance
------------------------------------ ---------------- ----------- ----------------- ---------------- ----------- -----------------
Net sales                               $60 - $65        $84.4     $287 - $293        $225 - $230       $299.1       $315 - $345
EBITDA                                        ---        $29.3             ---        $110 - $120       $ 86.1               ---
Operating Income                        $27 - $32        $27.6     $132 - $137                ---       $ 80.3       $137 - $157
Net income (1)                          $19 - $24        $ 6.7     $ 95 - $100        $ 74 - $ 82       $ 22.6       $ 74 - $ 87
EPS attributable to common stock
(1) (2) (3) (4)                     $0.25 - $0.30        $0.17    $1.26 - $1.31     $0.96 - $1.07       $(1.18)    $0.96 - $1.14
Weighted average diluted common
shares                                       77.2         40.6        76.8               75.8             38.5          77.5


(1) FY 2003 net income excludes any impact that may arise from the evaluation of NOL carryforwards. FY 2002 net income includes the impact of the non-cash SFAS
142 impairment charge of $4.2 million.

(2) FY 2002 net income per share attributable to common stock includes a $55.3 million one-time non-cash charge related to the completion of Marvel's Preferred
Share exchange offer.

(3) FY 2002 net income per share attributable to common stock includes a $9.4 million non-cash charge related to the amortization of HSBC credit facility costs, warrants issued to Isaac Perlmutter and senior note offering costs. The amounts also include $11.8 million in non-cash loan cost amortization that was accelerated into FY 2002 as a result of Marvel's prepayments of its bank debt in 2002.

(4) FY 2003 net income attributable to common stock includes approximately $1.2 million in preferred stock dividends. FY 2002 net income attributable to common stock includes approximately $4.0 million and $68.1 million (including the above one-time, non-cash charge of $55.3 million for FY 2002) in preferred stock dividends, respectively.

Highlights of trends for the second half of 2003 - Marvel believes that licensing sales will account for roughly 45% of total sales in the second half of 2003, fueled by continued momentum in toy and consumer product license revenues. Publishing sales are expected to decrease in the third and fourth quarters due to normal seasonal trends and the lack of the promotional support of a major movie release in the second-half with operating income margins anticipated slightly below 30% for the remainder of the year. Sales in Marvel's toy division are anticipated to increase from 2Q 2003 levels due to the upcoming Lord of the Ring film release. Marvel anticipates a 16% effective tax rate for the remainder of the year and Corporate overhead expenses are expected to decrease versus Q2 2003 levels as legal fees moderate somewhat. The company may be required by GAAP to record a value for the unused Federal NOL carryforwards at the end of 2003, which would result in a one-time non-cash gain of approximately $30 to $33 million.

2004 Guidance - Marvel is initiating 2004 financial guidance ranges (also included in the table above), which anticipate net sales and operating income levels exceeding 2003 levels. 2004 Net income and EPS guidance ranges are anticipated to be below 2003 levels due solely to the higher anticipated effective tax rate of 37% in 2004, approximately 40% of which we anticipate will reflect cash payments, versus an effective tax rate of 16% in 2003.

Marvel anticipates that the Licensing division will generate roughly 40% of net sales in 2004 and that this division would be the major contributor of incremental sales above the low end of the guidance range. The low/high variances in Marvel's 2004 guidance relate to assumptions on timing, performance and contributions from feature films and associated licensing revenues. Several of the major drivers are listed below:

Spider-Man II - Movie in July with DVD release in November 2004.
     Low/High: based on a range of projected contributions from movie, DVD & consumer product licensing programs.

Punisher - Timing of release in Summer 2004.
     Low: movie release in August with no movie-related income earned in 2004.
     High: movie release in April with modest movie-related income earned in late-2004 from the DVD release and minimal licensing income.

Fantastic Four - December 2004 or early-2005 release.
     Low: movie release in 2005 with no income from consumer product licenses.
     High: movie release in December 2004 with moderate income from consumer product licenses.

In addition, Marvel's 2004 guidance anticipates that its 12% senior notes will be re-paid in June. In addition to the repayment of the notes' $151 million principal amount, Marvel would have to make cash payments for: 1) the final $9 million interest payment and 2) a $9 million payment for the 6% call premium (to be recorded in interest expense). This would result in total cash interest expense of approximately $18 million.

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their relative success contributes to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results.

About  Marvel   Enterprises

Marvel Enterprises, Inc. is leading global character-based entertainment licensing company that has developed and owns a library of over 4,700 characters which have entertained generations around the world for over 60 years. Marvel's operations are focused in entertainment and consumer product licensing and comic book publishing. Marvel's creative teams at its Marvel Studios, Marvel Comics and Toy Biz divisions support the development of feature films (and DVD/video), video games, TV series and toy lines based on its characters. Marvel also licenses its characters for use in a broad and growing range of consumer products and services including apparel, collectibles, food and promotions. Marvel Comics is a leading global comics publisher and an invaluable source of intellectual property; Marvel Studios works with studios to develop feature film and entertainment projects; and Toy Biz is a recognized leader in toy design, sales and marketing that develops and oversees both licensee and in-house toy lines. For additional information visit http://www.marvel.com.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, movie- and television-production delays and cancellations, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, the imposition of quotas or tariffs on products manufactured in China and a decrease in cash flow even as Marvel remains indebted to its noteholders. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


For further information contact:
Matt Finick                                         Richard Land, David Collins
Marvel Enterprises                                  Jaffoni & Collins
212/576-4035                                        212/835-8500
mfinick@marvel.com                                  mvl@jcir.com


                                                    - tables follow -

                            Marvel Enterprises, Inc.
                  Summary Consolidated Statements Of Operations
                      (in thousands, except per share data)

                                                                              Three Months Ended               Six Months Ended
                                                                                   June 30,                        June 30,
                                                                              2003           2002             2003            2002
                                                                            ----------------------         ------------------------
Net sales                                                                 $  89,966       $  70,939       $ 177,342       $ 128,161
Cost of sales                                                                17,142          34,259          37,426          63,063
Gross profit                                                                 72,824          36,680         139,916          65,098
Selling, general and administrative expenses                                 31,235          21,062          47,594          39,173
Equity in net income of joint venture                                         2,162           5,341           6,986           5,341
Other income                                                                      7             714               8             714
EBITDA                                                                       43,758          21,673          99,316          31,980
Depreciation and amortization                                                   831           1,106           1,595           2,052
Amortization of goodwill and other intangibles                                   83              85             162             170
Operating income                                                             42,844          20,482          97,559          29,758
Interest expense, including amortization
  of debt discount (1)                                                        4,040           7,786           8,298          15,679
Income before income taxes                                                   38,804          12,696          89,261          14,079
Income tax provision                                                          6,051           4,315          14,286           4,938
Income before cumulative effect of change in accounting principle            32,753           8,381          74,975           9,141
Cumulative effect of change in accounting principle, net of taxes                --              --              --           4,561
Net income                                                                $  32,753       $   8,381       $  74,975       $   4,580
Preferred dividend requirement                                                   --           4,005           1,163           8,136
Net income (loss) attributable to common                                  $  32,753       $   4,376       $  73,812       $  (3,556)
Diluted income (loss) per common share                                    $    0.42       $    0.10       $    0.99       ($   0.09)
Weighted average number of diluted common shares                             77,135          41,545          75,710          40,373


(1)  FY 2002 Q2 and six months  interest  expense  include,  respectively,  $2.7 million and $5.4 million in non-cash items related to the  amortization  of
     HSBC loan  costs,  warrants  issued to Isaac  Perlmutter  and  senior  note offering costs.


                            Marvel Enterprises, Inc.
                           Consolidated Balance Sheets
                                 (in thousands)
                                                            June 30,   December 31,
                                                              2003        2002
                                                              ----        ----
ASSETS
Current assets:
 Cash and cash equivalents ...........................   $  26,337    $  53,690
 Certificates of deposits ............................     118,000         --
 Accounts receivable, net ............................      36,981       43,420
 Inventories, net ....................................      10,703       16,036
 Distribution receivable from joint venture, net .....       1,874        3,884
 Deferred financing costs ............................         667          667
 Prepaid expenses and other current assets ...........       7,067        6,700
                                                         ---------    ---------

     Total current assets ............................     201,629      124,397

 Molds, tools and equipment, net .....................       5,888        6,997
 Product and package design costs, net ...............       1,193          859
 Accounts receivable, non-current portion ............      19,591       17,284
 Goodwill, net .......................................     354,437      365,604
 Intangibles, net ....................................         487          649
 Other assets ........................................          53           65
 Deferred financing costs ............................       3,113        3,446
                                                         ---------    ---------

     Total assets ....................................   $ 586,391    $ 519,301
                                                         =========    =========
LIABILITIES, CUMULATIVE CONVERTIBLE EXCHANGEABLE
 REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................   $   3,775    $  11,607
 Accrued expenses and other current liabilities ......      57,219       48,371
 Administration expense claims payable ...............         768        1,303
 Unsecured creditors payable .........................       2,952        3,034
 Deferred revenue and distributions in excess of
equity in joint venture ..............................       8,372       27,478

     Total current liabilities .......................      73,086       91,793
                                                         ---------    ---------

 Senior notes ........................................     150,962      150,962
 Accrued rent ........................................         804          897
                                                         ---------    ---------
     Total liabilities ...............................     224,852      243,652
                                                         ---------    ---------

Cumulative convertible exchangeable redeemable
preferred stock ......................................        --         32,780
                                                         ---------    ---------

Stockholders' equity
 Common stock ........................................         744          685
 Additional paid-in capital ..........................     530,835      486,106
 Accumulated deficit .................................    (134,607)    (208,419)
 Accumulated other comprehensive loss ................      (2,478)      (2,548)
                                                         ---------    ---------

 Total stockholders' equity before treasury stock ....     394,494      275,824
 Treasury stock ......................................     (32,955)     (32,955)
                                                         ---------    ---------
     Total stockholders' equity ......................     361,539      242,869
                                                         ---------    ---------
     Total liabilities, cumulative convertible
     exchangeable redeemable preferred stock and
     stockholders' equity ............................   $ 586,391    $ 519,301
                                                         =========    =========

Reconciliation of U.S. GAAP operating income to EBITDA: EBITDA is defined as operating earnings before depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the entertainment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. Also, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, follows:


                     Reconciliation of U.S. GAAP operating income to EBITDA: Marvel Enterprises

                                                      For the Three Months             For the Six Months
                                                         Ended June 30,                  Ended June 30,
   (In thousands)                                   2003              2002             2003              2002
                                              --------------    --------------   --------------    ----------
   Operating Income                              $42,844           $20,482          $97,559           $29,758
   Add back:
   Depreciation and amortization                     914             1,191            1,757             2,222
   EBITDA                                        $43,758           $21,673          $99,316           $31,980


                     Reconciliation of U.S. GAAP operating income to EBITDA: Licensing Division

                                                     For the Three Months              For the Six Months
                                                       Ended June 30,                    Ended June 30,
   (In thousands)                                   2003              2002             2003              2002
                                              --------------    --------------   --------------    ----------
   Operating Income                              $41,156           $16,556          $89,880           $20,776
   Add back:
   Depreciation and amortization                      32                31               64                63
   EBITDA                                        $41,188           $16,587          $89,944           $20,839

                     Reconciliation of U.S. GAAP operating income to EBITDA: Publishing Division

                                                     For the Three Months              For the Six Months
                                                       Ended June 30,                    Ended June 30,
   (In thousands)                                   2003              2002             2003              2002
                                              --------------    --------------   --------------    ----------
   Operating Income                               $6,169           $6,213           $11,211            $9,984
   Add back:
   Depreciation and amortization                       4                4                 9                 8
   EBITDA                                         $6,173           $6,217           $11,220            $9,992

                        Reconciliation of U.S. GAAP operating income to EBITDA: Toy Division

                                                     For the Three Months              For the Six Months
                                                        Ended June 30,                   Ended June 30,
   (In thousands)                                   2003              2002             2003              2002
                                              --------------    --------------   --------------    ----------
   Operating Income                               $2,314           $1,137            $8,251            $4,899
   Add back:
   Depreciation and amortization                     878            1,156             1,684             2,151
   EBITDA                                         $3,192           $2,293            $9,935            $7,050

                                                                 # # #